UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2010

eDiets.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30559	56-0952883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Corporate Drive

Suite 600

Fort Lauderdale, FL 33334

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 360-9022

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 28, 2010, eDiets.com, Inc. (the “Company”) filed a Preliminary Information Statement on Schedule 14C regarding two written consents that it had received from the holders of a majority of its outstanding shares of common stock.

In connection with the closing of the Company’s registered offering, pursuant to the Placement Agency Agreement, dated as of April 5, 2010, Prides Capital Partners, LLC (“Prides”), the Company’s majority stockholder which owned as of that date 15,092,999 shares of the Company’s common stock, representing 52.0% of the issued and outstanding shares of common stock, executed a written consent, dated April 7, 2010 approving the conversion of all of the Company’s outstanding debt into common stock, a private placement to sell to certain insiders of the Company shares of common stock, and an amendment to the Company’s Certificate of Incorporation increasing the number of shares of common stock that the Company is authorized to issue from 50,000,000 shares to 100,000,000 shares.

The second written consent, dated April 27, 2010, from Prides, Kevin A. Richardson, II, one of the Company’s directors and an officer of Prides, Kevin N. McGrath, the Company’s CEO and one of its directors, Lee S. Isgur, one of the Company’s directors, and Caiman Partners L.P., who together owned as of that date 17,639,928 shares of the Company’s common stock, representing 51.4% of the issued and outstanding shares of common stock, approved the issuance of the Company’s common stock, or securities convertible into common stock, in one or more private or registered offerings, without any further stockholder action, on terms to be determined by the Company’s Board of Directors, subject to specified conditions.

The Company expects to mail a Definitive Information Statement describing the two written consents and their effect to stockholders on or about May 12, 2010. The approval of the transactions, the amendment to the Company’s Certificate of Incorporation and potential offerings pursuant to the actions by written consent will not be effective until the 21 st calendar day after the date that a Definitive Information Statement is mailed to the Company’s stockholders who held shares of the Company’s common stock on the record date of the written consents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

Date: May 3, 2010	By:	/s/ Kevin N. McGrath
Kevin N. McGrath
President and Chief Executive Officer